Exhibit 10.4

MASTER STOCK OPTION AWARD AGREEMENT

TERMS AND CONDITIONS

(For Grants of Nonqualified Stock Options)

This Master Stock Option Award Agreement, including any country-specific terms set forth in an appendix hereto that are applicable to you (the “Appendix”) (collectively, the “Agreement”), is entered into between you (the “Participant” named below) and Cree, Inc., a corporation formed under the laws of the State of North Carolina (the “Company”).

This Agreement states the terms and conditions that govern nonqualified stock options (each an “Option”) the Company may from time to time award granting you the right to purchase shares (the “Shares”) of the Common Stock of Cree, Inc. (the “Common Stock”). This Agreement governs only grants of options made under the Company’s 2004 Long-Term Incentive Compensation Plan (the “Plan”). The number of Shares, vesting schedule and per share purchase price applicable to each Option will be stated in a Notice of Grant issued by the Company. A Notice of Grant, together with the terms and conditions set forth in this Agreement and the Plan, constitute the entire agreement between you and the Company with respect to the Option described in the Notice of Grant.

Unless otherwise specified in a Notice of Grant or agreed to in writing by you and the Company, this Agreement will apply to all Options granted to you under the Plan on and after the effective date stated below. This Agreement is subject to and will be construed in accordance with the Plan. Unless otherwise defined in this Agreement or a Notice of Grant, capitalized terms used in this Agreement and defined in the Plan will have the same meaning as defined in the Plan.

Please indicate that you have read and agree to the terms and conditions of this Agreement by signing below and returning the signed copy to the Company at its principal offices in Durham, North Carolina. By your signature below, you agree to be bound by the provisions of this Agreement and the Plan and Notices of Grant applicable to the Options to which this Agreement applies.

Effective for awards made on or after September 1, 2010.

By:
	Charles M. Swoboda, Chairman, President and Chief Executive Officer	Signature Print Name:

Cree, Inc. Master Stock Option Award

Agreement Terms and Conditions

1.	Grants of Options. Subject to the terms and conditions contained in this Agreement, the Notice of Grant applicable to the Award and the Plan, the Company may, from time to time in its discretion, grant you Options to purchase Shares.

2.	Term of Options. Unless sooner terminated in accordance with the Plan or this Agreement or as otherwise provided in the Notice of Grant, each Option will expire and cease to be exercisable upon the first to occur of the following:

(a)	the expiration of ninety (90) calendar days following your Termination of Service, except where the termination results from your death or Disability or where your death occurs following the termination but while the Option is otherwise still exercisable;

(b)	the expiration of one (1) year following your Termination of Service if the termination results from your death;

(c)	the expiration of one (1) year following your Termination of Service if the termination results from your Disability, except where your death occurs after the termination but while the Option is otherwise still exercisable;

(d)	the expiration of one (1) year following your death if your death occurs after your Termination of Service but while the Option is otherwise still exercisable; or

(e)	the seventh (7th) anniversary of the Grant Date of the Option, at 11:59 P.M., local time, Durham, North Carolina.

Upon expiration or termination of an Option, the Option will have no further effect and cannot thereafter be exercised to purchase any Shares.

3.	Vesting. Each Option will vest and become exercisable in accordance with the schedule set out on the corresponding Notice of Grant or such other vesting provisions expressly provided therein. All Options will become fully vested and exercisable to purchase all Shares subject to the Option, to the extent not already vested and exercisable, upon your Termination of Service on account of your death or Disability, unless otherwise provided in the Notice of Grant.

4.	Forfeiture upon Termination of Service. Except as otherwise provided in this Agreement or the Plan, upon your Termination of Service you will forfeit the Option with respect to any Shares as to which the Option has not vested as of the date of your Termination of Service.

5.	Exercise of Option. To exercise an Option, you must complete, execute and deliver to the Company a notice of exercise in a form approved by the Company and pay to the Company the purchase price for the number of Shares specified in the notice together with all Tax-Related Items (as defined in Section 6 below) the Company is required to withhold, collect, or account for pursuant to this Agreement. Exercise of the Option will be effective only when the notice and required payments are actually received by the Company or upon your execution of a “broker-assisted exercise” or “cashless exercise” transaction with a broker approved by the Company. Furthermore, if the exercise is facilitated through a “broker-assisted exercise” or “cashless exercise” transaction by a brokerage firm you have designated, you agree that the brokerage firm is acting as your agent in the transaction and that the Company may rely upon notices, instructions and information given by such firm in connection with the exercise, as if the same were given by you. The Company will make the Shares available for electronic delivery in the U.S., and where allowed by applicable law outside the U.S., to an account you designate in writing, within three (3) business days after the Company receives the notice of exercise and required payments. In situations where electronic delivery is not available, the Company will deliver a certificate or certificates for the purchased Shares to you, or to such other person as you designate in writing.

6.	Responsibility for Taxes.

(a)

For purposes of this Agreement, “Tax-Related Items” means any or all income tax, social insurance tax, payroll tax, payment on account or other tax-related items that may be applicable to Awards under this Agreement by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign. Regardless of any action the Company takes with respect to withholding Tax-Related Items, you acknowledge that you are ultimately responsible for all Tax-Related Items and that such Tax-Related Items may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that

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Agreement Terms and Conditions

the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related items in connection with any aspect of the Option, including, without limitation, the grant, vesting or exercise of any Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or dividend equivalents pursuant to Shares; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of any Option to reduce or eliminate your liability for Tax-Related Items or to achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)	Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (2) withholding from proceeds of the sale of Shares acquired upon exercise of any Option; or (3) withholding in Shares to be issued upon exercise of any Option.

(c)	To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, you shall be deemed, for tax purposes, to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

(d)	You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise of any Option and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

7.	Transfer of Option. Neither an Option nor any rights under an Option may be assigned, pledged as collateral or otherwise transferred, except as permitted by the Plan, nor may an Option or such rights be subject to attachment, execution or other judicial process. In the event of any attempt to assign, pledge or otherwise dispose of an Option or any rights under an Option, except as permitted by the Plan, or in the event of the levy of any attachment, execution or similar judicial process upon the rights or interests conferred by an Option, the Committee may in its discretion terminate the Option upon notice to you.

8.	Rights Prior to Exercise. You will have no rights as a shareholder with respect to any Shares until such Shares have been duly issued by the Company or its transfer agent pursuant to exercise of an Option.

9.	Termination of Service.

(a)	Unless otherwise provided in the Notice of Grant, for purposes of this Agreement “Termination of Service” means the discontinuance of your relationship with the Company as an employee of the Company or the Employer or any subsidiary or affiliate of the Company under the Plan or as a member of the Board of Directors of Cree, Inc. Except as determined otherwise by the Committee, you will not be deemed to have incurred a Termination of Service if the capacity in which you provide services to the Company changes (for example, you change from being a non-employee director to being an employee) or if you transfer employment among the various subsidiaries or affiliates of the Company constituting the Employer, so long as there is no interruption in your provision of services to the Company or other Employer as an employee or as a non-employee member of the Board of Directors of Cree, Inc. The Committee, in its discretion, will determine whether you have incurred a Termination of Service. You will not be deemed to have incurred a Termination of Service during a period for which you are on military leave, sick leave, or other leave of absence approved by the Employer.

(b)

If you are deemed to have incurred a Termination of Service (whether or not in breach of local labor laws), your right to vest in the Options under the Plan, if any, will terminate and any post-termination exercise period will commence effective as of the date that you are no longer actively employed and will not be

Cree, Inc. Master Stock Option Award

Agreement Terms and Conditions

extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee, in its discretion, will determine when you are no longer actively employed for purposes of the Option grant.

10.	Provisions of the Plan. The provisions of the Plan are incorporated by reference in this Agreement as if set out in full in this Agreement. To the extent that any conflict may exist between any other provision of this Agreement and a provision of the Plan, the Plan provision will control. All decisions of the Committee with respect to the interpretation, construction and application of the Plan or this Agreement shall be final, conclusive and binding upon you and the Company.

11.	Detrimental Activity. The Committee in its sole discretion may cancel, terminate, suspend or otherwise limit or restrict exercise of the unexercised portion of an Option if you engage in any “Detrimental Activity” (as defined below). In addition, if you engage in any Detrimental Activity prior to or within one (1) year after your Termination of Service, the Committee in its sole discretion may require you to pay to the Company the amount of all gain you realized from any exercise of an Option beginning six (6) months prior to your Termination of Service, provided that the Committee gives you notice of such requirement within one (1) year after your Termination of Service. In that event, the Company will be entitled to setoff such amount against any amount the Company owes to you, in addition to any other rights the Company may have. For purposes of this section:

(a)	“Company” includes Cree, Inc. and all other Employers under the Plan.

(b)	“Detrimental Activity” means any of the following conduct, as determined by the Committee in good faith:

(1)	the performance of services for any Competing Business (as defined below), whether as an employee, officer, director, consultant, agent, contractor or in any other capacity, except to the extent expressly permitted by any written agreement between you and the Company;

(2)	the unauthorized disclosure or use of any trade secrets or other confidential information of the Company;

(3)	any attempt to induce an employee to leave employment with the Company to perform services elsewhere, or any attempt to cause a customer or supplier of the Company to curtail or cancel its business with the Company;

(4)	breach of any confidentiality, noncompetition, nonsolicitation or nondisparagement obligations, or any obligations relating to the disclosure, assignment or protection of inventions, undertaken by you in any written agreement between you and the Company; or

(5)	any act of fraud, misappropriation, embezzlement, or tortious or criminal behavior that adversely impacts the Company.

(c)

“Competing Business” means any corporation, partnership, university, government agency or other entity or person (other than the Company) that is conducting research directed to, developing, manufacturing, marketing, distributing, or selling any product, service, or technology that is competitive with any part of the Company’s Business (as defined below). “Company’s Business” means the development, manufacture, marketing, distribution, or sale of, or the conduct of research directed to, any product, service, or technology that the Company is developing, manufacturing, marketing, distributing, selling, or conducting research directed to, at any time during your employment or other relationship with the Company, except that following your Termination of Service the Company’s Business will be determined as of the time of such termination. As of the effective date of this Agreement, the Company’s Business includes but is not limited to the conduct of research directed to, development, manufacture, marketing, distribution, and/or sale of the following products, services, and technologies: (1) silicon carbide (SiC) materials for electronic applications; (2) SiC materials for gemstone applications; (3) AIII nitride materials for electronic applications; (4) light-emitting diode (LED) devices and components; (5) power semiconductor devices made using SiC and/or AIII nitride materials and components incorporating such devices; (6) radio frequency (RF) and microwave devices made using SiC and/or AIII nitride materials and components and modules incorporating such devices; (7) LED backlights for liquid crystal displays (LCDs); (8) lighting products, modules, fixtures or devices incorporating any of the above materials or technology; and (9) other semiconductor devices made using SiC and/or AIII nitride materials and components incorporating such devices. You acknowledge that during your employment or other relationship with the Company the

Cree, Inc. Master Stock Option Award

Agreement Terms and Conditions

Company’s Business may expand or change and you agree that any such expansions and changes shall expand or contract the definition of the Company’s Business accordingly.

12.	Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Option grant materials by and among, as applicable, your Employer, the Company and its subsidiaries and affiliates, for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Employer holds or may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, position title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data may be transferred to any third parties as may be selected by the Company currently or in the future, which are assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s Stock Plan Administrator. You authorize the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party whom you subsequently may elect to deposit any Shares acquired under the Plan. You understand that Data will be held pursuant to this Agreement only as long as the Company considers it necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents above, in any case without cost, by contacting in writing the Company’s Stock Plan Administrator. You acknowledge, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.

13.	Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version differs in meaning from the English version, the English version will control.

14.	Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Signed documents delivered to either party via facsimile or in portable document format will have the same effect as an original, unless otherwise required by applicable law.

15.	General.

(a)	Nothing in this Agreement will be construed as: (1) constituting a commitment, agreement or understanding of any kind that the Company or any other Employer will continue your employment or other relationship with the Company; or (2) limiting or restricting either party’s right to terminate your employment or other relationship.

(b)	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. You may not assign any rights under this Agreement without the written consent of the Company, which it may withhold in its sole discretion; any such attempted assignment without the Company’s written consent shall be void. The Company may assign its rights under this Agreement at any time upon notice to you.

(c)

Notices under this Agreement must be in writing and delivered either by hand or by a reputable domestic or international carrier (postage prepaid and return receipt or proof of delivery requested), and, in the case of

Cree, Inc. Master Stock Option Award

Agreement Terms and Conditions

notices to the Company, addressed to its principal executive offices to the attention of the Stock Plan Administrator, and, in your case, addressed to your address as shown on the Employer’s records.

(d)	This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of law provisions thereof, as if made and to be performed wholly within such State. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Option or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of North Carolina, agree that such litigation shall be conducted in the courts of Durham County, North Carolina, or the federal courts for the United States for the Middle District of North Carolina, and no other courts, where the Option grant is made and/or to be performed.

(e)	No amendment or modification of this Agreement shall be valid unless the same is in writing and signed by you and by an authorized representative of the Company. If any provision of this Agreement is held to be invalid or unenforceable, such determination shall not affect the other provisions of the Agreement and the Agreement shall be construed as if the invalid or unenforceable provision were omitted and a valid and enforceable provision, as nearly comparable as possible, substituted in its place.

(f)	Notwithstanding any prior option agreement between you and the Company under which Options may have been awarded, unless otherwise specified in the corresponding Notice of Grant, this Agreement, together with the corresponding Notice(s) of Grant and the Plan, set forth all of the promises, agreements and understandings between you and Company relating to each Option granted pursuant to this Agreement.

(g)	Shares issued upon exercise of an Option may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under applicable law or the rules and regulations of the U.S. Securities and Exchange Commission or any stock exchange or trading system upon which the common stock of the Company is listed, and the Committee may cause a legend or legends to be placed on any such certificates or the stock records of the Company to make appropriate reference to such restrictions.

(h)	You agree that each Option granted pursuant to the Plan, even if later forfeited, serves as additional, valuable consideration for your obligations, if any, undertaken in any existing agreement between you and the Company and/or other Employer regarding confidential information, noncompetition, nonsolicitation or similar covenants.

(i)	You acknowledge, represent and warrant to the Company, and agree with the Company, that (i) except for information provided in the Company’s filings with the U.S. Securities and Exchange Commission and in the Company’s current prospectus relating to the Plan, you have not relied and will not rely upon the Committee, the Company, an Employer or any employee or agent of the Company or an Employer in determining whether to accept or exercise an Option, or in connection with any disposition of Shares purchased upon exercise of an Option, or with respect to any tax consequences related to the grant or exercise of an Option or the disposition of Shares purchased pursuant to exercise of an Option, and (ii) you will seek from your own professional advisors such investment, tax and other advice as you believe necessary.

(j)	You acknowledge that you may incur a substantial tax liability as a result of exercise of an Option. You assume full responsibility for all such consequences and the filing of all tax returns and related elections you may be required or find desirable to file. If you are required to make any valuation of an Option or Shares purchased pursuant to exercise of the Option under any federal, state or other applicable tax law, and if the valuation affects any tax return or election of the Company or the Employer or affects the Company’s financial statement reporting, you agree that the Company may determine the value and that you will observe any determination so made by the Company in all tax returns and elections filed by you.

(k)	You acknowledge that copies of the Plan and Plan prospectus are available upon written or telephonic request to the Company’s Stock Plan Administrator.

16.	Severability. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Cree, Inc. Master Stock Option Award

Agreement Terms and Conditions

17.	Nature of Grant. In accepting any grant, you acknowledge, understand and agree that:

(a)	the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless expressly provided otherwise in the Plan or the Agreement;

(b)	the grant of Options is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c)	all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)	your participation in the Plan is voluntary;

(e)	your participation in the Plan will not create a right to further employment with the Company or the Employer and will not interfere with the ability of the Company or the Employer to terminate your employment relationship at any time;

(f)	the Options and the Shares subject to the Options are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company and that is outside the scope of your employment or service contract, if any;

(g)	the Options and the Shares subject to the Options are not intended to replace any pension rights or compensation;

(h)	the Options and the Shares subject to the Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any subsidiary or affiliate of the Company;

(i)	the Option grant and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company, the Employer or any subsidiary or affiliate of the Company;

(j)	the future value of the Shares is unknown and cannot be predicted with certainty;

(k)	if the Shares do not increase in value, the Options will have no value;

(l)	if you exercise your Option and obtain Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Share purchase price;

(m)	no claim or entitlement to compensation or damages shall arise from forfeiture of any Option resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and, in consideration of the grant of the Options, to which you otherwise are not entitled, you irrevocably agree never to institute any claim against the Company, the Employer, or any subsidiary or affiliate of the Company, waive your ability, if any, to bring any such claim, and release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(n)	the Options and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, takeover, or transfer of liability.

18.	No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

19.

Appendix. Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Moreover, if you relocate to or from one of

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Agreement Terms and Conditions

the countries included in the Appendix, the special terms and conditions for the country you are moving from and/or the country you are moving to will apply to you to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. The Appendix is incorporated in and constitutes part of this Agreement.

20.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Options and on any Shares acquired under the Plan, to the extent that the Company determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Cree, Inc. Master Stock Option Award

Agreement Terms and Conditions

APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF THE

MASTER STOCK OPTION AWARD AGREEMENT

TERMS AND CONDITIONS

(For Grants of Nonqualified Stock Options)

TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern the Option granted to you under the Plan if you are in one of the countries listed below on the Grant Date. Unless otherwise defined in this Appendix, capitalized terms used in this Appendix and defined in the Plan, Agreement, or a Notice of Grant will have the same meaning as defined in the Plan, Agreement, or a Notice of Grant, as applicable.

NOTIFICATIONS

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on securities, exchange control, and other laws in effect in the respective countries as of July 2010. Such laws are often complex and change frequently. The Company strongly recommends that you do not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because such information may be outdated when you exercise an Option or sell any Shares acquired upon exercise.

In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company cannot assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transfer employment after the Grant Date, or are considered a resident of another country for local law purposes, the information contained in this Appendix may not apply to you.

AUSTRIA

NOTIFICATIONS

Consumer Protection Information. You may be entitled to revoke acceptance of the Agreement under the Austrian Consumer Protection Act (the “Act”), subject to the conditions listed below, if the Act is applicable to the Agreement and the Plan:

(i) If you accept the Option outside the business premises of the Company, you may be entitled to revoke your acceptance, provided the revocation is made within one week of your having accepted the Agreement.

(ii) The revocation must be in writing to be valid. It is sufficient if you return the Agreement to the Company or the Company’s representative with language that can be understood as a refusal to conclude or honor the Agreement, provided the revocation is sent within the timeframe discussed in (i) above.

Exchange Control Information. If you hold Shares acquired under the Plan outside of Austria, you are exempt from filing a report with the Austrian National Bank if the value of your Shares does not exceed €30,000,000 at the end of any given quarter and does not exceed €5,000,000 as of December 31 of any given year. If the former threshold is exceeded, you must file a quarterly report; if the latter threshold is exceeded, you must file an annual report. The reporting deadline for the annual report is March 31 of the year following any year in which the €5,000,000 threshold is exceeded.

When you sell Shares acquired under the Plan, you may be required to file an exchange control report. If the transaction volume of all accounts held abroad exceeds €3,000,000 in a month, such transactions must be reported monthly, on or before the 15th day of the following month.

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Agreement Terms and Conditions

CHINA

TERMS AND CONDITIONS

PRC Nationals Only. The country-specific terms and conditions set forth in this China Appendix apply to you if you are a People’s Republic of China (“PRC”) national.

Term of Options. Due to exchange control laws and regulations in the PRC, the following provisions replace paragraphs (a) – (e) of Section 2:

(a)	the expiration of ninety (90) calendar days following your Termination of Service, except where the termination results from your death or Disability or where your death occurs following the termination but while the Option is otherwise still exercisable, or, if later, ninety (90) calendar days following the date the Company receives final exchange control approval of the Plan from the relevant PRC State Administration of Foreign Exchange (“SAFE”) branch office;

(b)	the expiration of six (6) months following your Termination of Service if the termination results from your death, or, if later, six (6) months following the date the Company receives final exchange control approval of the Plan from the relevant SAFE branch office;

(c)	the expiration of six (6) months following your Termination of Service if the termination results from your Disability, except where your death occurs after the termination but while the Option is otherwise still exercisable, or, if later, six (6) months following the date the Company receives final exchange control approval of the Plan from the relevant SAFE branch office;

(d)	the expiration of six (6) months following your death if your death occurs after your Termination of Service but while the Option is otherwise still exercisable, or, if later, six (6) months following the date the Company receives final exchange control approval of the Plan from the relevant SAFE branch office; or

(e)	the seventh (7th) anniversary of the Grant Date of the Option, at 11:59 P.M., local time, Durham, North Carolina.

Exercise of Option. The following provision supplements Section 5 of the Agreement:

Due to exchange control laws and regulations in the PRC, your exercise must be facilitated only through a “cashless sell-all exercise” transaction by a brokerage firm acceptable to the Company, such that all Shares specified in the notice of exercise will be sold immediately upon exercise and the proceeds of sale, less the purchase price, any Tax-Related Items (as defined in Section 6(a) below) and broker’s fees or commissions, will be remitted to you in accordance with any applicable exchange control laws and regulations. You will not be permitted to hold any Shares upon exercise. You agree that the brokerage firm is acting as your agent in the transaction and that the Company may rely upon notices, instructions and information given by such firm in connection with the exercise, as if the same were given by you. The Company reserves the right to provide you with additional exercise methods in the future, depending on developments in applicable local law.

Exchange Control Restriction. You understand and agree that, if you are a PRC national, due to exchange control laws and regulations in the PRC, you will be required to repatriate immediately to the PRC the cash proceeds from the cashless exercise of the Option. You understand further that, under applicable laws and regulations, such repatriation may need to be effectuated through a special foreign exchange account established by the Company or a subsidiary or affiliate of the Company, and you consent and agree that the proceeds from the cashless exercise of the Option may be transferred to such special account before being delivered to you. Moreover, if the proceeds from your cashless exercise are converted to local currency, you acknowledge that the Company (including its subsidiaries and affiliates) is under no obligation to secure any particular currency conversion rate and may face delays in converting the proceeds to local currency due to exchange control restrictions in the PRC. You agree to bear the risk of any currency conversion rate fluctuation between the date that your proceeds are delivered to any special foreign exchange account and the date on which the proceeds are converted to local currency. You also agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the PRC.

GERMANY

NOTIFICATIONS

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report on your behalf.

Cree, Inc. Master Stock Option Award

Agreement Terms and Conditions

HONG KONG

NOTIFICATIONS

Securities Warning: The Option and any Shares acquired upon exercise of the Option do not constitute a public offering of securities under Hong Kong law and are available only to directors of Cree, Inc. and employees and former employees of the Company and its subsidiaries and affiliates. The Agreement, the Plan and other incidental communication materials have not been prepared in accordance with the rules applicable to and are not intended to constitute a “prospectus” for a public offering of securities under applicable Hong Kong securities legislation, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Option and any related documentation are intended only for the personal use of each eligible director or employee of the Employer, the Company, or its subsidiaries or affiliates and may not be distributed to any other person. If you are in doubt as to any of the contents of the Agreement or the Plan, you should obtain independent professional advice.

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

TERMS AND CONDITIONS

Sale of Shares. If any portion of the Option vests and becomes exercisable within six (6) months of the Grant Date, you agree that you will not exercise the Option and sell the Shares acquired upon exercise before the six-month anniversary of the Grant Date.

INDIA

TERMS AND CONDITIONS

Exercise of Option. The following provision supplements Section 5 of the Agreement:

Due to exchange control laws and regulations in India, your exercise may not be facilitated through a “cashless sell-to-cover” exercise transaction. In a “cashless sell-to-cover” exercise transaction, the Shares specified in the notice of exercise with a fair market value sufficient to cover the purchase price, Tax-Related Items (as defined in Section 6(a) below) and broker’s fees or commissions are sold immediately upon exercise and any remaining Shares are issued to you. You are not restricted from exercising the Option by any of the other means set forth in Section 5 of the Agreement. The Company reserves the right to provide you with additional exercise methods in the future, depending on developments in applicable local law.

Exchange Control Restriction. Regardless of the method by which you exercise the Option, you understand and agree that you must repatriate all proceeds from the sale of Shares to India within 90 days. You must maintain the foreign inward remittance certificate (“FIRC”) received from the bank in which you deposited the foreign currency, so that you may provide the FIRC as proof of repatriation upon request from the Reserve Bank of India or the Employer. You understand that you are solely responsible for ensuring compliance with applicable exchange control laws in India.

ITALY

TERMS AND CONDITIONS

Exercise of Option. The following provision supplements Section 5 of the Agreement:

Due to securities laws in Italy, your exercise must be facilitated only through a “cashless sell-all exercise” transaction by a brokerage firm acceptable to the Company, such that all Shares specified in the notice of exercise will be sold immediately upon exercise and the proceeds of sale, less the purchase price, any Tax-Related Items (as defined in Section 6(a) below) and broker’s fees or commissions, will be remitted to you in accordance with any applicable exchange control laws and regulations. You will not be permitted to hold any Shares after exercise. The Company reserves the right to provide you with additional exercise methods in the future, depending on developments in applicable local law.

Data Privacy Notice. The following provision replaces Section 12 of the Agreement:

You understand that the Employer, the Company and any of its subsidiaries or affiliates hold certain personal information about you, including, without limitation, your name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any of its subsidiaries or affiliates, details or all Options or any other entitlement to Shares

Cree, Inc. Master Stock Option Award

Agreement Terms and Conditions

awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the exclusive purpose of implementing, managing and administering the Plan (“Data”) and in compliance with applicable laws and regulations.

You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Cree, Inc., with registered offices at 4600 Silicon Drive, Durham, North Carolina 27703, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Cree Europe GmbH, via Alfredo Tornaghi 59, Cassano d’Adda , Milano 20062, Italia.

You understand that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. You understand that Data also may be transferred to the Company’s independent registered public accounting firm, Ernst & Young LLP, or such other public accounting firm that may be engaged by the Company in the future. You understand further that the Company and/or any of its subsidiaries or affiliates will transfer Data among themselves as necessary for the purposes of implementing, administering and managing your participation in the Plan, and that the Company and/or any of its subsidiaries or affiliates may each further transfer Data to third parties assisting the Company in implementation, administration and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that these recipients may be located in or outside of the European Economic Area, such as in the United States or elsewhere and in locations that might not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations in connection with the management and administration of the Plan, it will delete Data as soon as it has completed all necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, and the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have a right, without limitation, to access, delete, update, correct, or terminate, for legitimate reason, the Data processing. Furthermore, you are aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints may be addressed by contacting your local human resources representative.

Plan Document Acknowledgment. By accepting the Option, you acknowledge that you have received a copy of the Plan and the Agreement, that you have reviewed these documents in their entity, and that you fully understand and accept all provisions of the Plan and the Agreement.

You acknowledge having read and specifically and expressly approve the following sections of the Agreement: Section 4 (“Forfeiture upon Termination of Service”), Section 6 (“Responsibility for Taxes”), Section 13 (“Language”), Section 15(d) regarding North Carolina, U.S.A. law governing the Agreement, Section 17 (“Nature of Grant”), and the above Data Privacy Notice section included in this Appendix.

NOTIFICATIONS

Exchange Control Information. You are required to report in your annual tax return: (a) any transfer of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments exceeding €10,000 held outside of Italy at the end of the calendar year if such investments (Options, cash, or Shares) may result in income taxable in Italy, which will include reporting any vested Options if their intrinsic value (i.e., the difference between the fair market value of the Shares subject to the vested Options at the end of the calendar year and the purchase price) combined with other foreign assets exceeds €10,000, and (c) the amount of the transfers to and from abroad that have had an impact during the calendar year on your foreign investments or investments held outside of Italy. Under certain circumstances, you may be exempt from the requirement under (a) above if the transfer or investment is made through an authorized broker resident in Italy.

Cree, Inc. Master Stock Option Award

Agreement Terms and Conditions

JAPAN

NOTIFICATIONS

Exchange Control Information. If you acquire Shares valued at more than ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of Shares.

If you pay more than ¥30,000,000 in a single transaction for the purchase of Shares, you must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether the relevant payments are made through a bank in Japan.

A Payment Report is required independently of a Securities Acquisition Report. Therefore, if the total amount that you pay upon a one-time transaction for exercising the Option and purchasing Shares exceeds ¥100,000,000, then you must file both a Payment Report and a Securities Acquisition Report.

KOREA

NOTIFICATIONS

Exchange Control Information. To remit funds out of Korea to exercise the Option by means of a cash exercise method, you must obtain a confirmation of the remittance by a foreign exchange bank in Korea. You likely will need to present to the bank processing the transaction supporting documentation establishing the nature of the remittance.

If you receive US$500,000 or more from the sale of Shares, Korean exchange control laws require that you repatriate the proceeds to Korea within 18 months of the sale.

MALAYSIA

NOTIFICATIONS

Insider Trading Notification. You should be aware of the Malaysian insider-trading rules, which may impact your acquisition or disposal of Shares or the Option under the Plan. Under Malaysian insider-trading rules, you are prohibited from acquiring or selling Shares or rights to Shares (e.g., the Option) when in possession of information that is not generally available and that you know or should know will have a material effect on the price of Shares once such information is generally available.

Director Notification Obligation. If you are a director of the Company’s Malaysian subsidiary or affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian subsidiary or affiliate in writing when you receive or dispose of an interest (e.g., the Option or Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

SINGAPORE

NOTIFICATIONS

SECURITIES EXEMPTION: The Option is granted to you by the Company pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the grant of the Option is subject to section 257 of the SFA, and you may not make a subsequent offer or sale in Singapore of any Shares acquired at exercise unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (i) Subdivision (4) (other than section 280) of the SFA (Cap 289, 2006 Ed.).

Director Notification Obligation. If you are a director, associate director, or shadow director of a Singaporean subsidiary or affiliate of the Company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean subsidiary or affiliate of the Company in writing when you receive an interest (e.g., the Option or Shares) in the Company or any subsidiary or affiliate of the Company. In addition, you must notify the Singaporean subsidiary or affiliate when you sell Shares or shares of any other subsidiary or affiliate of the Company (including when you sell Shares at exercise of the Option). These notifications must be made within two (2) days of acquiring or disposing of an interest in the Company or any subsidiary or affiliate of the Company. In addition, within two (2) days of becoming a director, you must notify the

Cree, Inc. Master Stock Option Award

Agreement Terms and Conditions

Singaporean subsidiary or affiliate of any interest that you may have in the Company or any subsidiary or affiliate of the Company.

SWEDEN

There are no country-specific provisions.

TAIWAN

NOTIFICATIONS

Exchange Control Information. You may remit and acquire foreign currency (including proceeds from the sale of Shares) in an amount up to US$5,000,000 per year without justification. If the transaction amount is TWD500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, you also must provide supporting documentation to the satisfaction of the bank involved in the transaction.

TURKEY

NOTIFICATIONS

Exchange Control Information. Turkish exchange control regulations require Turkish residents to buy Shares through financial intermediary institutions that are approved under the Capital Markets Law (i.e., banks licensed in Turkey). Therefore, if you use cash to pay the purchase price to exercise the Options, the funds must be remitted through a bank or other financial institution licensed in Turkey. A wire transfer of funds by a Turkish bank will satisfy this requirement. This requirement does not apply if the exercise is facilitated through a “broker-assisted exercise” or “cashless exercise” transaction by a brokerage firm you have designated.

UNITED KINGDOM

TERMS AND CONDITIONS

Tax-Related Items. The following provision supplements Section 6 of the Agreement:

You agree that, if you do not pay or the Employer, the Company or one of its subsidiaries or affiliates does not withhold from you the full amount of Tax-Related Items within ninety (90) days of the event giving rise to the Tax-Related Items (the “Taxable Event”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount shall constitute a loan owed by you to the Employer, the Company or one of its subsidiaries or affiliates, effective as of the Due Date. You agree that the loan will bear interest at the official HMRC rate and immediately will be due and repayable by you, and the Employer, the Company or one of its subsidiaries or affiliates may recover it at any time thereafter by any of the means referred to in Section 6 of the Agreement. You also authorize the Company to delay the issuance of any Shares to you unless and until the loan is repaid in full.

Notwithstanding the foregoing, if you are an executive officer or director within the meaning of Section 13(k) of the Securities Exchange Act of 1934, as amended, the above terms will not apply. In the event that you are an executive officer or director and Tax-Related Items are not collected by the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable. You will be responsible for reporting any income tax and National Insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.